UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 10, 2020

Date of Report (Date of earliest event reported)

SLINGER BAG INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-214463	61-1789640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2709 N. Rolling Road, Suite 138
Windsor Mill, MD
21244

(Address of Principal Executive Offices)

(443) – 407 7564

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: Not Applicable

Emerging growth company [X]

Item 1.01	Entry into a Material Definitive Agreement

Effective November 10, 2020, Slinger Bag Canada Inc., a corporation incorporated and existing under the laws of the Province of Ontario, Canada and a wholly-owned subsidiary of Slinger Bag Americas Inc. (“SBC”), which is a wholly-owned subsidiary of Slinger Bag Inc. (the “Company”), and the Company entered into a trademark assignment agreement (the “Agreement”) with Dawson City, LLC (“Dawson City”) pursuant to which the SBC purchased all of Dawson City’s right, title and interest in and to the United States trademark SLINGER (the “Mark”) under its U.S. Trademark Registrations along with associated common law rights and good will (the “Transferred Assets”) in exchange for (i) $30,000 in cash, (ii) thirty five thousand (35,000) fully paid, duly authorized, validly issued, and non-assessable shares of the Common Stock of Slinger Bag and (iii) warrants to purchase up to an additional Fifty Thousand (50,000) shares of the Common Stock of Slinger Bag at an exercise price of $0.50 per share.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by the terms of the Agreement attached as an exhibit hereto.

Item 3.02	Unregistered Sales of Equity Securities

On November 16, the Company issued 35,000 shares of its common stock to Dawson City pursuant to the terms of the Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2020, the Board of Directors of the Company approved the Slinger Bag Inc. Global Share Incentive Plan (2020) or the 2020 Plan, which was approved by stockholders holding in the aggregate 19,994,700 shares of the Company’s common stock or approximately 75.4% of the Company’s common stock outstanding on such date. The 2020 Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted stock, restricted stock, restricted stock units, performance stock and other equity-based and cash awards or any combination of the foregoing, to eligible key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”) (however, solely employees of the Company and its subsidiaries are eligible for incentive stock option awards).

The Company has reserved a total of 15,000,000 shares for issuance as or under awards to be made under the 2020 Plan, all of which may, bun need not, be issued in connection with ISOs. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall again be available for the grant of a new award. The Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted.

Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report.

10.1	Dawson City Trademark Assignment Agreement dated November 10, 2020
10.2	Slinger Bag Global Share Incentive Plan (2020)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Slinger Bag inc.
a Nevada corporation

Dated: November 30, 2020	By:	/s/ Mike Ballardie
Mike Ballardie
Chief Executive Officer and Sole Director

3